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                                                      EXHIBIT 5.1
April 6, 1994

(212) 836-8000


U.S. Home Corporation
1800 West Loop South
Houston, Texas  77027

Ladies and Gentlemen:

We have acted as counsel to U.S. Home Corporation, a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement"), filed pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the proposed offering by the Company of up to an aggregate of 380,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), pursuant to its (i) Non-employee Directors' Stock Option Plan, (ii) Employee Stock Payment Plan and (iii) Stock Bonus Plan pursuant to the 1993-1994 Division Presidents and Presidents of Operations Incentive Compensation Programs (collectively, the "Plans").

In that connection, we have reviewed the Company's Second Restated Certificate of Incorporation, its Amended and Restated By-Laws, resolutions of its Board of Directors and other such documents and records as we have deemed appropriate.

On the basis of such review and having regard to legal considerations which we deem to be relevant, it is our opinion that the Common Stock to be issued by the Company pursuant to the Plans, upon issuance in accordance with the terms of the Plans, will be duly and validly authorized and issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission.

                      Very truly yours,


                   /s/Kaye, Scholer, Fierman, Hays & Handler
                      Kaye, Scholer, Fierman, Hays & Handler